Exhibit 99.1

Signet Jewelers Announces Appointment of R. Mark Graf to Board of Directors and Retirement of Dale W. Hilpert

HAMILTON, Bermuda – (BUSINESS WIRE) – Signet Jewelers Limited (the “Company”) (NYSE: SIG), the world’s largest retailer of diamond jewelry, today announced that its Board of Directors has appointed R. Mark Graf as an Independent Director effective July 1, 2017. Mr. Graf currently serves as Chief Financial Officer at Discover Financial Services and has more than 30 years of experience in treasury, financial planning, accounting, corporate development and business line management.

H. Todd Stitzer, Chairman, commented, “Mark brings to Signet a deep, balanced and diversified finance, credit and leadership experience, which will make him a valuable addition to the Signet Board of Directors. On behalf of the Board, I welcome him, and we look forward to benefiting from his knowledge and insight.”

Prior to joining Discover Financial Services, Mr. Graf was an Investment Advisor at Aquiline Capital Partners, a private equity firm specializing in investments in the financial services industry. Prior to that, he served as Partner at Barrett Ellman Stoddard Capital Partners from 2006 to 2008 and Chief Financial Officer of Fifth Third Bancorp from 2004 to 2006.

Mr. Graf holds a BS in Economics from the University of Pennsylvania, Wharton School.

Additionally, Mr. Dale W. Hilpert notified the Company of his decision to retire from the Board of Directors for personal reasons, effective June 28, 2017.

Mr. Stitzer added: “On behalf of the Board, I thank Dale for his significant and valued contribution to Signet over the last 14 years and wish him all the best in his retirement.”